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                                                                  EXHIBIT 10.68



September 18, 2000



Michael H. Lanza, Esq.
52 East Weatogue Street
Post Office Box 705
Simsbury, Connecticut 06070-0705

Dear Mr. Lanza:

        We are pleased to inform you that the Board of Directors (the "Board") of QuadraMed Corporation (the "Company") has authorized an employment package for you which will provide certain assurances concerning the terms and conditions of your employment with the Company and will allow you to receive severance benefit payments should your employment terminate. The purpose of this letter agreement (the "Agreement") is to document the terms of your employment package by providing you with a formal employment contract.

        The Company considers it essential to the continuing operation of the Company and in the best interests of its stockholders to assure the continuous dedication of key management personnel. It is recognized in the context of public ownership that a termination of an employee's employment without cause may be sought and that such circumstances could prove distracting to key executives and detrimental to the ongoing management and administration of the Company. Such distraction is not in the best interest of the stockholders of the Company. Accordingly, the Board has determined to discourage the inevitable distraction to you in the face of potentially disturbing circumstances inherent in any uncertainty regarding your employment status. This Agreement is intended to secure and encourage your ongoing retention by providing severance benefits in the event that your employment is altered as hereinafter described. In order to induce you to remain in the employ of the Company, and in consideration of your agreement set forth in Sections 12, 13, 14 and 15 of Part Two hereof, the Company agrees to pay the severance payments and benefits set forth in this Agreement, under the circumstances described herein.

        Part One of this Agreement sets forth certain definitional provisions to be in effect for purposes of determining your benefit entitlements. Part Two specifies the terms and conditions which will apply to your continued employment with the Company, including the severance payments to which you will become entitled in the event your employment should be terminated in certain circumstances. Part Three concludes this Agreement with a series of general terms and conditions applicable to your employment benefits.


                             PART ONE -- DEFINITIONS

DEFINITIONS. For purposes of this Agreement, the following definitions will be in effect:

"CHANGE IN CONTROL" means:

(i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation;

(ii) a stockholder approved sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) a transfer of all or substantially all of the Company's assets pursuant to a partnership or joint venture agreement or similar arrangement where the Company's resulting interest is less than fifty percent (50%);


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(iv)    any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

(v) on or after the date hereof, a change in ownership of the Company through an action or series of transactions, such that any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the securities of the combined voting power of the Company's outstanding securities; or

(vi) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

"CODE" means the Internal Revenue Code of 1986, as amended from time to time.

"COMPANY" means QuadraMed Corporation, a Delaware corporation.

"EFFECTIVE DATE" shall mean September 18, 2000.

"EMPLOYEE" means Michael H. Lanza.

"EMPLOYEE BENEFIT PLAN" shall have the meaning given the term under Section 3 of ERISA.

"EMPLOYMENT PERIOD" means the period of Employee's employment with the Company governed by the terms and provisions of this Agreement.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

"INVOLUNTARY TERMINATION" means the termination of Employee's employment with the Company:

(i) involuntarily upon Employee's discharge or dismissal or the Company's failure to renew this Agreement pursuant to Section 3 of Part Two, whether or not in connection with a Change in Control; or

(ii) voluntarily or involuntarily, provided such termination occurs in connection with (a) a change in Employee's position with the Company or any successor which materially reduces Employee's level of responsibility or changes Employee's titles from Executive Vice President and General Counsel, (b) a reduction in Employee's level of compensation (including base salary, fringe benefits and any non-discretionary bonuses or other incentive payments earned pursuant to objective standards or criteria) or (c) a relocation of Employee's principal place of employment by more than forty-five (45) miles and such change, reduction or relocation is effected without Employee's written concurrence.

        "OPTION" means any option or share purchase right granted to Employee under the Stock Option Plan which is outstanding at the time of a Change in Control or Employee's Involuntary Termination.

        "STOCK OPTION PLAN" means collectively the Company's 1996 Stock Incentive Plan (including the predecessor 1994 Stock Option Plan), as amended through the date hereof and the Company's 1999 Stock Incentive Plan, as amended through the date hereof.

        "TERM" shall mean the term beginning on the Effective Date and ending on the second anniversary thereof, subject to the provisions of Sections 3 and 4 of Part Two.

        "TERMINATION FOR CAUSE" will mean an Involuntary Termination of Employee's employment for (i) one or more alleged acts of fraud, embezzlement, misappropriation of proprietary information, misappropriation of the Company's trade secrets or other confidential information, a verifiable breach of Employee's fiduciary duties to the Company or any other verifiable misconduct adversely affecting the business reputation of the Company in a material manner; or (ii) Employee's failure to adhere to any written Company policy or the terms of this Agreement or Employee's verifiable failure to perform the material duties of his position following written notice from the Company describing the failure and a reasonable opportunity to cure such failure; provided, however, Employee will


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have the right to perform incidental services as are necessary in connection with (a) his private passive investments, (b) his charitable or community activities and (c) his participation in trade or professional organizations, but only to the extent such incidental services do not materially interfere with the performance of Employee's services hereunder.


                 PART TWO -- TERMS AND CONDITIONS OF EMPLOYMENT

        The following terms and conditions will govern Employee's employment with the Company throughout the Employment Period and will also, to the extent expressly indicated below, remain in effect following Employee's termination date.

1. EMPLOYMENT AND DUTIES. The Company will employ Employee as an executive officer in the position of Executive Vice President. Employee agrees to continue in such employment for the duration of the Employment Period and to perform in good faith and to the best of Employee's ability all services which may be required of Employee in his executive position and render such services at all reasonable times and places in accordance with reasonable directives and assignments issued by the Board and the Company's Chief Executive Officer. During Employee's Employment Period, Employee will devote his full time and effort to the business and affairs of the Company within the scope of his executive office.

2. AT WILL EMPLOYEE. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. Employee shall be an employee "at will," terminable at any time by the Company for cause or without cause.

3. TERM; AUTOMATIC EXTENSION; ETC.. The initial term of this Agreement shall be one (1) year from the effective date hereof. Commencing on the anniversary of the effective date hereof, and on each succeeding anniversary of the date hereof, the term of this Agreement shall automatically be extended for one (1) additional year unless, not less than one (1) month preceding such anniversary date, either party to this Agreement shall have given written notice to the other party pursuant to
        Section 12 of Part Three that such party will not extend the term of this Agreement.

4.      COMPENSATION.

        A. For service in the 2000 calendar year on or after the Effective Date, Employee's base salary will be paid at the annual rate of Two Hundred Ten Thousand Dollars ($210,000). Employee's annual rate of base salary may be subject to adjustment each calendar year by the Board.

        B. Employee's base salary will be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees.

        C. Employee shall be eligible for a discretionary bonus of up to forty percent (40%) of Employee's base salary (which bonus shall be prorated for the period commencing from the Effective Date until December 31, 2000) for each calendar year Employee is employed by the Company. Employee's discretionary bonus and timing of its payment will be determined by the Board in its sole discretion and based upon the recommendation of the Company's Compensation Committee and such additional factors as the Board deems appropriate, including Employee's individual performance and the Company's financial results.

        D. Employee shall be paid additional bonus payments equal to amounts credited to a QuadraMed Corporation phantom stock account as set forth in this Section 4.D. As of the Effective Date, the Company shall establish, as an unfunded, unsecured arrangement, a phantom stock account in the name of the Employee and the Company shall credit to such account 95,293 shares of QuadraMed Corporation Common Stock, which shares shall have an initial value equal to the closing price of the Company's Common Stock as of the Effective Date. Such account shall be adjusted as of each relevant measurement date such that each share credited to the account shall be valued at the closing price of the Company's Common Stock as of the close of business two (2) days prior to the relevant measure date. Bonus payments to Employee pursuant to this Section 4.D. will become due and payable if Employee continues to be employed by the Company as follows: (i) on February 25, 2001,


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                the Company shall pay to Employee a bonus equal to the value of
                43,672 phantom shares credited to Employee's phantom stock account; (ii) on February 26, 2002, the Company shall pay to Employee a bonus equal to the value of 29,306 phantom shares credited to Employee's phantom stock account; and (iii) on February 23, 2003, the Company shall pay to Employee a bonus equal to the value of 22,315 phantom shares credited to Employee's phantom stock account. In the event of a subdivision of the outstanding shares of the Company's Common Stock, a declaration of a dividend payable in shares of the Company's Common Stock into a lesser number of such shares, a recapitalization, a reclassification or a similar occurrence, the Company shall make appropriate adjustments in the number of phantom shares credited to Employee's phantom stock account.

        E. The Company will deduct and withhold, from the compensation payable to Employee hereunder, any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

5. STOCK OPTIONS. The Company will issue Employee non-qualified stock options to purchase 200,000 shares of Common Stock in the Company at an exercise price equal to the closing price of the Company's Common Stock as of the Effective Date. These Options will be subject to vesting over a four (4) year period with 50,000 of such Options vesting upon the expiration of a one (1) year period following the Effective Date and the remaining 150,000 of such options vesting ratably on a monthly basis thereafter and shall otherwise be subject to the standard terms and conditions contained in the Stock Plan and the form Stock Option Agreements approved by the Board in connection therewith.

6. EXPENSE REIMBURSEMENT; MOVING EXPENSES. Employee will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by Employee in the performance of his duties hereunder, provided Employee furnishes the Company with vouchers, receipts and other substantiation of such expenses in accordance with Company policies. Company shall pay to Employee (or pay such portion(s) thereof directly to such parties as Employee shall direct as payment for moving expenses) the aggregate amount of $65,000 to defray Employee's relocation expenses.

7. FRINGE BENEFITS. During the Employment Period, Employee will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives and for which Employee qualifies.

8. VACATION. Employee will accrue four (4) weeks of paid vacation benefits during each calendar year of the Employment Period in accordance with the Company policy in effect for executive officers.

9.      DEATH OR DISABILITY.

        A. Upon Employee's death or disability during the Employment Period, the employment relationship created pursuant to this Agreement will immediately terminate, and no further compensation will become payable to Employee pursuant to Part Two, Section 4. In connection with such termination by reason of death, the Company will only be required to pay Employee (or his estate) any unpaid compensation earned under Part Two, Section 4 for services rendered through the date of Employee's death. In connection with such termination by reason of disability, the Company will be required to pay to Employee any unpaid compensation earned under Part Two, Section 4 for services rendered through the date of his disability, together with any income continuation payments provided Employee under any disability income/insurance policies or programs funded by the Company on Employee's behalf.

        B. Employee will be deemed disabled if he is so characterized pursuant to the terms of the Company's disability insurance policies or programs applicable to Employee from time to time, or if so such policy is applicable, if Employee is unable to perform the essential functions of his duties for physical or mental reasons for one hundred twenty (120) consecutive days, or one hundred eighty (180) days during any twelve (12) month period.

        C. Upon death or disability of Employee, the relevant terms of the Stock Option Plan will apply.


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10.     SEVERANCE BENEFITS. Notwithstanding anything herein to the contrary,
        Employee will be entitled to receive only the severance benefits specified below in the event there should occur a termination of Employee's employment:

        A. SEVERANCE BENEFIT. If Employee is terminated by reason of an Involuntary Termination of Employee's employment (other than a Termination for Cause), the Company will make a severance payment to Employee, in one lump sum within thirty (30) days of the date of such an Involuntary Termination, in an aggregate amount equal to the sum of one (1) times Employee's then-current rate of base salary. Employee may elect, in his sole discretion, to have the severance benefit payable pursuant to this Section 10.A. in monthly installments over a one year period following the date of his Involuntary Termination.

        B. WELFARE BENEFITS. For a period of twelve (12) months, Employee (and his dependents, as applicable) shall be provided by the Company with the same life, health and disability plan participation, benefits and other coverages to which he was entitled as an employee immediately before the disability or the Involuntary Termination. In the event that under applicable law or the terms of the relevant Employee Benefit Plans such participation, benefits and/or coverage cannot be provided to Employee following his Involuntary Termination, such coverage and/or benefits shall be provided directly by the Company pursuant to this Agreement on a comparable basis. In its sole discretion, the Company may obtain such coverage and benefits for Employee through private insurance acquired at the Company's expense. Amounts paid or payable to or on behalf of Employee pursuant to any "employee welfare benefit plan," as defined in ERISA, providing health and/or disability benefits, that is sponsored by the Company or an affiliate of the Company, shall be credited against amounts due under this Section 10.B. To the maximum extent permitted by applicable law, the benefits provided under this Section 10.B. shall be in discharge of any obligations of the Company or any rights of Employee under the benefit continuation provisions under Section 4980A of the Code and Part VI of Title I of ERISA ("COBRA") or any other legislation of similar import.

        C. PHANTOM SHARE CONVERSION INTO COMMON SHARES UPON INVOLUNTARY TERMINATION. In connection with the Involuntary Termination of Employee's employment (other than Termination for Cause), whether before or after a Change in Control transaction, the Company shall issue to Employee in Employee's name shares of Common Stock in the Company equal to the number of shares in Employee's phantom stock account specified in Section 4.D. of Part Two of this Agreement as of the Date of Involuntary Termination. Such Shares shall be free of any repurchase rights or other vesting restrictions in favor of the Company. Employee acknowledges that such shares will not be registered under the Securities Act of 1933, as amended (the "Securities Act") by reason of a specific exemption there from and that such shares must be held indefinitely, unless they are subsequent registered under the Securities Act or Employee obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required. Employee further acknowledges and understands that the Company is under no obligation to register the shares. Employee agrees that, as a condition precedent to issuance of the shares, he will make customary investment representations in favor of the Company and will agree to reasonable restrictions on transfer of the shares in light of the requirements of the Securities Act and will, if requested by the Company, execute a "market stand-off" covenant providing that he shall not transfer such shares for a period of one hundred eighty (180) days after the Company's initial public offering. After issuance of such shares, the Company will have no further obligation to pay Employee any bonuses pursuant to Part Two, Section 4.D.

        D. OPTION ACCELERATION UPON INVOLUNTARY TERMINATION. In connection with the Involuntary Termination of Employee's employment (other than Termination for Cause), whether before or after a Change in Control transaction, each of Employee's Options under the Stock Option Plan and all restricted or unvested Common Stock granted by the Company will (to the extent not then otherwise exercisable or vested) automatically accelerate and vest and any repurchase rights with respect thereto will terminate so that each such Option or share of restricted or unvested Common Stock will become immediately and fully exercisable or vested as of the date of termination. Each such accelerated Option, together with all of Employee's other vested Options, will remain exercisable for a period of three (3) years following Employee's Involuntary Termination and may be exercised for any or all of

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                the option shares, including the accelerated shares, in
                accordance with the exercise provisions of the Option agreement evidencing the grant.

        E. RELEASE OF COMPANY. Receipt of severance benefits pursuant to this Section 10 shall be in lieu of all other amounts payable by the Company to Employee and in settlement and complete release of all claims Employee may have against the Company other than those arising out of the severance benefits due and payable under Sections 10 and 16 of Part Two of this Agreement and Employee's rights under Part Three of this Agreement. Employee acknowledges and agrees that execution of a general release of claims by Employee in a form reasonably acceptable to the Company shall be a condition precedent to the Company's obligation to pay severance benefits hereunder.

11.     OPTION/VESTING ACCELERATION UPON CHANGE IN CONTROL.

        A. To the extent the acquiring company in any Change in Control transaction does not assume or otherwise continue in full force and effect the Employee's outstanding Options under the Stock Option Plan, those Options shall automatically accelerate and vest so that each such Option will, immediately prior to the Change in Control, become fully exercisable for all the option shares and shall terminate immediately after the Change in Control transaction.

        B. The following provisions shall govern any Options which are to be assumed or otherwise continued in effect in the Change in Control and any restricted or unvested shares of Common Stock held by the Employee at the time of the Change in Control.

                The Options shall accelerate and vest at the time of the Change in Control so that each Option will become exercisable for all of the Option shares immediately prior to the Change in Control transaction, except to the extent the Option parachute payment attributable to such accelerated vesting would otherwise result in an excess parachute payment under Code Section 280G. Any Option which does not accelerate and vest at the time of the Change in Control by reason of the foregoing limitation shall continue to become exercisable and vest in accordance with the vesting schedule applicable to that Option immediately prior to the Change in Control.

                Any restricted or unvested shares of Common Stock held by the Employee at the time of the Change in Control shall immediately vest at that time and the Company's repurchase rights with respect to those shares shall terminate, except to the extent the parachute payment attributable to such accelerated vesting, when added to the parachute payment attributable to the acceleration of the Employee's outstanding Options, would result in an excess parachute payment under Code Section 280G. The Company's repurchase rights with respect to any restricted or unvested shares which do not vest at the time of the Change in Control by reason of the foregoing limitation shall continue in effect and shall be assigned to any successor entity in the Change in Control transaction, and Employee shall continue to vest in those shares in accordance with the vesting schedule in effect for the shares immediately prior to the Change in Control.

                Any Option which does not accelerate, and any restricted or unvested shares of Common Stock which do not vest at the time of the Change in Control by reason of the foregoing limitations shall immediately vest in full pursuant to the provisions of
                Section 11.C. upon any Involuntary Termination of Employee's employment following the Change in Control (other than a Termination for Cause). Each such accelerated Option, together with each of the Employee's other vested Options shall remain exercisable and outstanding for a period of three (3) years and may be exercised for any or all of the Option shares, including the accelerated shares, in accordance with the provisions of the Option agreement evidencing such Option.

                All determinations concerning the application of the parachute payment provisions of Code Section 280G to the accelerated vesting of Options and shares pursuant to this Section 11 shall be made by the Company's independent certified public accountant, whose determination shall be binding.

                Each Option which is assumed or otherwise continued in effect will be appropriately adjusted to apply to the number and class of securities which would have been issued to Employee in the consummation of the Change in Control transaction had the Option been exercised immediately prior to such


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                transaction, and appropriate adjustments will be made to the
                Option exercise price payable per share, provided the aggregate exercise price will remain the same.

12. RESTRICTIVE COVENANT. During the Employment Period, Employee will not directly or indirectly, whether for Employee's own account or as an employee, director, consultant or advisor, provide services to any business enterprise other than the Company, unless otherwise authorized by the Company in writing.

13. NON-SOLICITATION AND NON-DISPARAGEMENT. During any period for which Employee is receiving compensation payments pursuant to Part Two,
        Section 4 and two (2) years thereafter, Employee will not directly or indirectly (i) solicit any Company employee, independent contractor or consultant to leave the Company's employ or otherwise terminate such person's relationship with the company for any reason or interfere in any other manner with the employment or other relationships at the time existing between the Company and its current employees, independent contractors or consultants, (ii) solicit any of the Company's customers for products or services substantially similar to those offered by the Company, or (iii) disparage the Company or any of its stockholders, directors, officers, employees or agents.

14.     CONFIDENTIALITY.

        A. Employee hereby acknowledges that the Company may, from time to time during the Employment Period, disclose to Employee confidential or proprietary information pertaining to the Company's business and affairs and client base or prospects, including (without limitation) customer lists and accounts, other similar items indicating the source of the Company's income and information pertaining to the salaries, duties and performance levels of the Company's employees. Employee will not, at any time during or after such Employment Period, disclose to any third party or directly or indirectly make use of any such confidential information, including (without limitation) the names, addresses and telephone numbers of the Company's customers, other than in connection with, and in furtherance of, the Company's business and affairs. Nothing contained in this section shall be construed to prevent Employee from disclosing the amount of his salary.

        B. All documents and data (whether written, printed or otherwise reproduced or recorded) containing or relating to any such confidential or proprietary information of the Company which come into Employee's possession during the Employment Period will be returned by Employee to the Company immediately upon the termination of the Employment Period or upon any earlier request by the Company, and Employee will not retain any copies, notes or excerpts thereof. Notwithstanding the foregoing, Employee shall be entitled to retain his file or Rolodex containing names, addresses and telephone numbers and personal diaries and calendars; provided, however, that Employee shall continue to be bound by the terms of Section 14.A. above to the extent such retained materials constitute confidential information.

        C. Employee's obligations under this Section 14 will continue in effect after the termination of his employment with the Company, whatever the reason or reasons for such termination, and the Company will have the right to communicate with any of Employee's future or prospective employers concerning his continuing obligations under this Section 14.

15.     OWNERSHIP RIGHTS.

        A. All materials, ideas, discoveries and inventions pertaining to the Company's business or clients, including (without limitation) all patents and copyrights, patent applications, patent renewals and extensions, trade secrets, software and the names, addresses and telephone numbers of customers and prospects, will belong solely to the Company.

        B. All materials, ideas, discoveries and inventions which Employee may devise, conceive, develop or reduce to practice (whether individually or jointly with others) during the Employment Period will be the sole property of the Company and are hereby assigned by Employee to the Company, except for any idea, discovery or invention (i) for which no Company equipment, supplies, facility or trade secret information is used, (ii) which is developed entirely on Employee's own time and (iii) which neither (a) relates at the time of conception or reduction to practice, to the Company's business or any actual or demonstrably-anticipated research or development program of the Company nor (b) results from any work performed by Employee for the Company. The foregoing exception corresponds to the assignment of inventions precluded by California Labor Code Section 2870, attached as Exhibit A.

        C. Employee will, at all times whether during or after the Employment Period, assist the Company, at the Company's sole expense, in obtaining, maintaining, defending and enforcing all legal rights and remedies of the Company, including, without limitation, patents, copyrights and other proprietary rights of the Company. Such assistance will include (without limitation) the execution of documents and assistance and cooperation in legal proceedings.

        D. Employee will execute and be bound by all the terms and provisions of the Company's standard Proprietary Information Agreement, which is incorporated in whole herein by this reference. Nothing in this document will be deemed to modify or affect Employee's duties and obligations under those other agreements, which shall be deemed to be obligations under this Agreement.

16.     TERMINATION OF EMPLOYMENT.

        A. The Company (or any successor entity resulting from a Change in Control) may terminate Employee's employment under this Agreement at any time for any reason, with or without cause, by providing Employee with at least seven (7) days prior written notice. However, such notice requirement will not apply in the event there is a Termination for Cause under subsection D below.

        B. In the event there is a termination of Employee's employment by reason of an Involuntary Termination of his employment with the Company (other than Termination for Cause) during the Term, Employee will become entitled to the benefits specified in Part Two, Section 10 in addition to any unpaid compensation earned by Employee under Part Two, Section 4.A. for services rendered prior to such termination.

        C. Should Employee's employment with the Company terminate by reason of his death or disability during the Employment Period, no severance benefits will be payable to Employee under Part Two, Section 10, and only the limited death or disability benefits provided under Part Two, Section 9 will be payable.

        D. The Company may at any time, upon written notice, terminate Employee's employment hereunder for any act qualifying as a Termination for Cause or at any time following the expiration of the Term. Such termination will be effective immediately upon such notice.

        E. Upon such Termination for Cause or at any time following the expiration of the Term, the Company will only be required to pay Employee any unpaid compensation earned by Employee pursuant to Part Two, Section 4.A. for services rendered through the date of such termination, and no termination or severance benefits will be payable to Employee under Part Two, Section 10.


                     PART THREE -- MISCELLANEOUS PROVISIONS

1. MITIGATION. Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise and no future income earned by Employee from employment or otherwise shall in any way reduce or offset any payments due to Employee hereunder. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Employee's existing rights which would accrue solely as a result of the passage of time, under any Company Employee Benefit Plan, "Payroll practice" (as defined in ERISA), compensation arrangement, incentive plan, stock option or other stock-related plan.

2. INDEMNIFICATION. The indemnification provisions for officers and directors under the Company's Bylaws and any applicable indemnification agreement between Employee and the Company will (to the maximum extent permitted by law) be extended to Employee, during the period following Employee's Involuntary Termination, with respect to any and all matters, events or transactions occurring or effected during Employee's Employment Period.

3. MISCELLANEOUS. The provisions of this Agreement will be construed and interpreted under the laws of the State of California. This Agreement incorporates the entire Agreement between Employee and the Company relating to the terms of his employment and the subject of severance benefits and supersedes all prior agreements and understandings with respect to such subject matter. This Agreement may only be amended by written instrument signed by Employee and an authorized executive officer of the Company.

4. INJUNCTIVE RELIEF AND ADDITIONAL REMEDY. Employee acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of Sections 12, 13, 14 and 15 would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief.

5. REPRESENTATIONS AND WARRANTIES BY EMPLOYEE. Employee represents and warrants to the Company that the execution and delivery by Employee of this Agreement do not, and the performance by Employee of Employee's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Employee or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

6. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

7. BINDING EFFECT; DELEGATION OF DUTIES. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the stock, business or assets of the Company, whether by merger, consolidation, division, sale or otherwise (and such successor shall thereafter be deemed the "Company" for purposes of this Agreement). The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if such succession had not taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement entitling Employee to the benefits hereunder, as though Employee was subject to Involuntary Termination. This Agreement shall be binding and inure to the benefit of Employee, his successors, assigns, executors, administrators or beneficiaries. The duties and covenants of Employee under this Agreement, being personal, may not be delegated.

8. ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

9. ARBITRATION. Any controversy which may arise between Employee and the Company with respect to the construction, interpretation or application of any of the terms, provisions, covenants or conditions of this Agreement or any claim arising from or relating to this Agreement will be submitted to final and binding arbitration in San Francisco, California in accordance with the rules of the American Arbitration Association then in effect.

10. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11. COUNTERPARTS; FACSIMILE. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. To the maximum extent permitted by applicable law, this Agreement may be executed via facsimile.

12. NOTICES. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at 22 Pelican Way, San Rafael, California 94901, and to Employee at his most recent address reflected in the permanent Company records.

13. LEGAL COSTS. If any legal action or other proceeding is brought by either party for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees and other costs incurred in that action or proceeding. Notwithstanding anything herein above to the contrary, as between Employee and the Company, the Company shall bear all legal costs and expenses of defending the validity of this Agreement against any third party. The Company shall bear all legal costs and expenses incurred in the event the Company should contest or dispute the characterization of any amounts paid pursuant to this Agreement as being nondeductible under Section 280G of the Code or subject to imposition of an excise tax under Section 4999 of the Code.


        Please indicate your acceptance of the foregoing provisions of this Agreement by signing the enclosed copy of this Agreement and returning it to the Company.



                                    Very truly yours,

                                    QUADRAMED CORPORATION



                                    By:
                                        --------------------------------------
                                        Lawrence P. English
                                        Chief Executive Officer



ACCEPTED BY AND AGREED TO:




--------------------------------------
Michael H. Lanza



                            DATED: SEPTEMBER 18, 2000

                                    EXHIBIT A


SECTION 2870.  EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

        (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

        (2)     Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.